SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                                  FORM 8-K



                               CURRENT REPORT




                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported) August 18, 1995




                           WESTERN RESOURCES, INC.
           (Exact Name of Registrant as Specified in Its Charter)




             KANSAS                      1-3523              48-0290150
(State or Other Jurisdiction of       (Commission             (Employer
Incorporation or Organization)        File Number)        Identification No.)



   818 KANSAS AVENUE, TOPEKA, KANSAS                                66612
(Address of Principal Executive Offices)                         (Zip Code)




   Registrant's Telephone Number Including Area Code (913) 575-6300

                           WESTERN RESOURCES, INC.


Item 5.  Other Events

      Western Resources, Inc. has filed a regulatory package with the Kansas Corporation Commission.

      The following press release was issued on August 17, 1995.

            WESTERN RESOURCES FILES REGULATORY PACKAGE WITH KCC,
                        ENHANCES COMPETITIVE POSITION

      TOPEKA, Kansas, August 17, 1995--As previously announced in April, Western Resources (WR) today filed a regulatory package with the Kansas Corporation Commission (KCC). The package will enhance the company's competitive position in the electric business and recover costs associated with WR's extensive natural gas distribution line replacement program and other operating expenses. The package implements a number of initiatives that will reduce costs and increase revenues. Kansas statutes provide for the KCC decision within 240 days.

      As part of the package, WR requests KCC authorization for a $36 million natural gas rate increase. The increase will compensate for increased operating and distribution line replacement costs.

      The company also will reduce the annual depreciation of electric transmission, distribution, and certain generating plant assets by about $11 million.

      A further boost to the company's earning power comes from voluntary early retirement programs implemented June 15, 1995, at WR and at its 47-percent-owned Wolf Creek Generating Station. WR reduced its workforce by 216 employees, with estimated annual savings of $9.9 million. An additional $1.7 million in annual savings comes from the early retirement of 56 employees at Wolf Creek.

      As part of the regulatory package, beginning with KCC approval in 1996 and continuing for the next seven years. WR will increase its depreciation expense for the Wolf Creek Generating Station by $59 million per year. After this seven-year period, Wolf Creek's fixed cost will be below $900 per kilowatt, making the nuclear plant's fixed costs competitive with a new coal-fired generating unit.

      The final piece of the regulatory package lowers KG&E retail customers' electric rates $8.7 million each year for the next seven years. The rate reduction coincides with the $59 million annual rate base reduction for Wolf Creek. KPL electric rates, approximately 27 percent below the national average, are expected to remain stable throughout this period.

      Under the proposal, the average residential KG&E electric customer (using 9,775 kwh annually) will save $400 during the next seven years and $108 annually thereafter. Commercial and industrial KG&E customers will experience a total rate reduction of approximately 12 percent during the seven-year period. WR estimates the natural gas rate increase will add approximately $3.68 per month to residential customer bills, based on a typical usage of 8 mcf per month. If granted in full, WR's natural gas rates still will remain approximately 16.5 percent below the national average.

      The increased Wolf Creek depreciation and the coinciding KG&E rate reductions will reduce pre-tax income. The natural gas rate increase, changes in transmission and distribution depreciation, and early retirements will partially offset those reductions. The reductions to pre-tax income also should be offset by projected sales growth and the results of the company's Project BLUEPRINT. WR projects about two percent sales growth annually in the electric business and one percent annually in the natural gas business. Through Project BLUEPRINT, the corporate revitalization process, the company expects additional income opportunities and cost savings that will contribute to earnings growth.

      Western Resources (NYSE:WE) is a diversified energy company. Its utilities, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Astra Resources, a wholly-owned subsidiary headquartered in Houston, Texas, provides natural gas marketing, compression, gathering, and processing services in the continental U.S., the Gulf of Mexico, and offshore. Western Resources employs approximately 4,100 people.

                                 SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Western Resources, Inc.




Date     August 18, 1995             By             S. L. Kitchen
                                       S. L. Kitchen, Executive Vice President
                                             and Chief Financial Officer



Date     August 18, 1995             By          Jerry D. Courington
                                                 Jerry D. Courington,
                                                      Controller